Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Equity Incentive Plan and 2018 Employee Stock Purchase Plan of Domo, Inc. of our reports dated April 3, 2025, with respect to the consolidated financial statements of Domo, Inc. and the effectiveness of internal control over financial reporting of Domo, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, UT
April 3, 2026